Release:    Immediate    November 10, 2016

CP seeks changes to maximum work hours for locomotive engineers and conductors

Calgary, AB – Canadian Pacific (TSX: CP) (NYSE: CP) has provided notice to the Teamsters Canada Rail Conference (TCRC) that it will be seeking changes by Transport Canada that would reduce by a third the maximum permissible hours that its Canadian-based running trades employees can spend at the controls of a train. This effort further highlights CP’s leadership role in addressing issues of work, rest and time off.
The letter sent to the TCRC and copied to Transport Canada is available at www.workrestandtimeoff.ca/what-are-we-doing/.
CP applied the principles of fatigue science during the formulation of the proposed rules, which would see Canadian-based employees move away from the currently outdated rule that allows locomotive engineers and conductors to operate a train for up to 18 hours at their discretion. The new rules would allow unassigned train and engine employees to operate for a maximum of 12 hours before getting rest.
“We are committed to the health of our employees and our operations,” said CP President and Chief Operating Officer Keith Creel. “We are requesting a one-third reduction in the maximum operating time of unassigned train and engine employees. As we are unable to get the TCRC leadership to the table to have meaningful discussions on this topic, we must find alternate ways to improve the work/life balance of our employees while enhancing safety across our network.”
CP has commenced the required consultation period in which TCRC-Train & Engine (TCRC-T&E) leadership has until January 7, 2017 to comment. After they have provided comment, CP will respond and file the proposed rule change with Transport Canada. Transport Canada will then have another 60 days to review and either approve, conditionally approve, or reject the new rules. A decision is expected by the spring of 2017.
“Reducing the amount of time a running-trades employee could operate a train would be a first for a Canadian railway,” Creel said. “If the TCRC really believes in improving the working conditions of its members and addressing so-called fatigue issues, then I would expect them to endorse enthusiastically what we have put on the table. This is the right thing to do.”
You can learn more about CP’s labour relations story at www.workrestandtimeoff.ca, a new website that outlines communications CP has had with the TCRC-T&E leadership and models CP has presented. The website also dispels the many myths and outdated perceptions concerning work and time off for train crews at CP. CP encourages regulators, government officials, employees and their families to visit the site. CP will, at any time, discuss the facts around work and rest with the Transportation Safety Board, Transport Canada and the TCRC and is happy to do so in a public forum.
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